Ex12d
                               Idaho Power Company
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)
                                         1996         1997         1998        1999       2000
Earnings, as defined:
  Income before  income taxes        $ 142,710   $  138,746    $ 140,984   $ 143,078   $ 223,056
  Adjust for distributed income of
  equity investees                      (1,413)      (3,943)      (4,697)       (837)     (3,116)
  Equity in loss of equity method
  investments                                0            0          476           0           0
  Minority interest in losses of
  majority owned subsidiaries                0            0         (125)          0           0
  Fixed charges, as below               58,339       61,743       61,394      62,969      58,833

     Total earnings, as defined      $ 199,636   $  196,546    $ 198,032   $ 205,210   $ 278,773

Fixed charges, as defined:
  Interest charges                   $  57,348   $   60,761    $  60,593   $  62,014   $  57,797
  Rental interest factor                   991          982          801         955       1,036

     Total fixed charges, as
     defined                         $  58,339   $   61,743    $  61,394   $  62,969   $  58,833

Ratio of earnings to fixed charges       3.42x        3.18x        3.23x       3.26x       4.74x


